EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

Ed Quinn
+1 (847) 455-7111
Email: Inquiries@amcastle.com

FOR IMMEDIATE RELEASE
THURSDAY MAY 14, 2020

 A. M. CASTLE & CO. REPORTS FIRST QUARTER RESULTS; COMPLETES EXCHANGE OFFER TO IMPROVE CAPITAL STRUCTURE AND REDUCE DEBT
Maintained operating performance and improved gross material margin despite market volatility; successfully completed debt exchange to substantially de-lever the Company's balance sheet and reduce yearly interest expense by over $10 million.
OAK BROOK, IL, May 14, 2020 - A. M. Castle & Co. (OTCQX: CTAM) (the "Company" or "Castle"), a global distributor of specialty metal and supply chain solutions, today reported its first quarter 2020 financial results.
First Quarter 2020 Financial Results Summary:
•Generated net sales of $126.6 million, a slight increase compared to $126.0 million in the previous quarter and a 15.3% decrease compared to $149.5 million in the first quarter of 2019.
•Reported an operating loss of $2.0 million, an improvement of $2.8 million compared to $4.8 million in the previous quarter, but a decline of $1.7 million compared to the same quarter last year.
•Reported a net loss of $11.0 million, which included $10.0 million of interest expense, of which $8.5 million was non-cash, compared to a net loss of $8.0 million in the first quarter of 2019, which included $9.4 million of interest expense, of which $7.7 million was non-cash. Included in the reported net loss in the first quarter of 2020 was a foreign currency loss on intercompany loan of $2.0 million, compared to a foreign currency gain on intercompany loan of $0.1 million in the first quarter of 2019.
•Reported adjusted net loss of $0.5 million, compared to an adjusted net loss of $1.1 million in the first quarter of the prior year.
•Reported EBITDA of negative $0.1 million and adjusted EBITDA of $2.9 million in the first quarter of 2020, compared to EBITDA of $3.4 million and adjusted EBITDA of $3.9 million in the first quarter of 2019.
•Cash flow used in operations was $0.7 million during the first quarter of 2020, compared to cash flow used in operations of $3.4 million during the first quarter of 2019.
•Improved to gross material margin of 27.1% from 24.7% in the fourth quarter of 2019 and 25.8% in the first quarter of the prior year.
President and CEO Marec Edgar commented, "First and foremost, I would like to express our sincere appreciation to all those on the front-lines fighting the COVID-19 pandemic, and our best wishes to those people who have been directly impacted. Also, I want to specifically say thank you to all the Castle employees around the globe for their hard work in keeping Castle safe and moving forward to support our customers during these unprecedented times. We are grateful that as of the date of this press release, our Castle team does not have any confirmed cases of COVID-19. Additionally, as an essential business, our network has remained operational throughout the pandemic, albeit at varying levels of volume aligned with the needs of our customers. That said, the ongoing health and safety of our employees is one of our core values as a company, and as such we have and will continue to practice social distancing, increased sanitization and illness prevention measures at all of our locations. These precautions include, among other things, continued remote work arrangements, reducing the number of people in the Company's branch locations at any one time, and suspension of non-essential employee travel and visitors to our locations throughout the world."
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Mr. Edgar added, "In addition to ensuring the safety of our employees, Castle has prepared and regularly updates operational business continuity plans and has taken timely, decisive steps to align our business with the unfavorable economic conditions caused by the COVID-19 pandemic. These steps have included the alignment of workforce and production capacity to customer demand, deferrals of non-critical capital expenditures, and other cost mitigation activities, as well as the implementation of enhanced measures through our global supply and branch management teams to ensure that Castle is efficiently utilizing inventory on hand and inbound, as well as its internal processing capabilities. Further, in an effort to bolster its liquidity position, Castle is pursuing a variety of government-sponsored support programs such as tax deferrals, employment-related subsidies, government-backed relief loans, and other government relief available in the U.S. and in other countries in which we operate. Actual or potential assistance to Castle under each of these measures currently varies in terms of timing and availability as governments continue to define, implement, and fund their local programs. In the U.S., we are fortunate to have received in April a $10.0 million forgivable loan under the Paycheck Protection Program administered by the Small Business Association pursuant to the CARES Act, which we intend to use only for permissible purposes, such as payroll costs, interest on mortgages, rent, and utilities. All of these steps have been taken with the joint goal of aligning to the current business conditions and ensuring we are prepared for a quick recovery once this pandemic has passed."
Mr. Edgar continued, "Turning to our operating results for the quarter, we executed well on our strategy to maximize highly-accretive product lines and value-added services, which generated strong and significantly improved gross material margins both quarter-over-quarter and year-over-year. However, we saw a more muted seasonal improvement in volumes on a quarter-over-quarter basis and a significant decrease compared to the first quarter of 2019. The decrease in year-over-year demand was driven by continued softness in our industrial carbon and alloy bar and plate end-markets, and further negatively impacted by the outbreak of the COVID-19 pandemic. Our aerospace end-market was also unfavorably impacted by the COVID-19 pandemic in the later part of the quarter, which added to existing headwind caused by the ongoing grounding of the Boeing 737 MAX. In total, sales volumes were down 7.7% compared to the fourth quarter of 2019 and down 20.7% compared to the first quarter of 2019. Despite these unfavorable market conditions, I am very pleased that we achieved a gross material margin of 27.1%, which is an improvement compared to gross material margin of 24.7% in the fourth quarter of 2019 and 25.8% in the first quarter of the prior year. Further, despite a 15.3% decrease in sales compared to the same quarter last year, we achieved adjusted EBITDA of $2.9 million, compared to $3.9 million in the first quarter of last year, and a non-U.S. GAAP adjusted net loss of $0.5 million, an improvement of $0.6 million compared to the same quarter last year."
Specific to the debt exchange successfully completed during the quarter, Executive Vice President of Finance and Administration Pat Anderson commented, "As a result of our recently completed exchange, we have issued shares of our common stock and new convertible notes due 2024 in exchange for our old second lien notes, with an overwhelming 98% of the old second-lien notes tendered and exchanged. The result of the transaction was the exchange of approximately $190.2 million of our prior second-lien debt into a combination of equity and approximately $95.1 million of new convertible, second lien notes due 2024 at a reduced interest coupon. As a result of the exchange, we reduced the aggregate principal amount of our long-term debt by $94.5 million and we expect to reduce our annual interest expense by over $10.0 million."
Mr. Edgar concluded, "The impact of the COVID-19 pandemic on an already soft market has presented an unprecedented global challenge to the metals industry. While no one can comprehensively predict the ultimate duration or severity of the dislocation, or the timing and scope of any economic recovery thereafter, our recent past has prepared us for the task at hand. Over the last several years, we have been focused on the implementation of a business strategy that will allow us to maintain positive operational performance, even during periods of economic downturn such as the one we are experiencing now. The strategy consists of a disciplined focus on highly accretive sales, particularly those including our expanding value-added service offerings, and maintaining liquidity through enhanced execution in the management of our inventory, primarily the reduction in our aged inventories, lowering of overall stock levels throughout the business, and real-time facilitation of our branches in moving higher cost inventory as certain markets soften. We remain confident that this strategy, as well as the recent de-levering of our balance sheet through our completed debt exchange, will allow us to not only survive the challenge presented by this pandemic, but thrive once we emerge from it."
About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, and construction equipment sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 19 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQX® Best Market under the ticker symbol "CTAM".
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Non-GAAP Financial Measures
This release and the financial information included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Investors should recognize that these non-GAAP financial measures might not be comparative to similarly titled measures of other companies. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information, and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analysis of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.
In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as loss before provision for income taxes plus depreciation and amortization, and interest expense, is widely used by the investment community for evaluation purposes and provides investors, analysts and other interested parties with additional information in analyzing the Company’s operating results. EBITDA, adjusted non-GAAP net loss and adjusted EBITDA are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance. Management uses EBITDA, adjusted non-GAAP net loss and adjusted EBITDA to evaluate the performance of the business.
Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements reflect our expectations, estimates or projections concerning our possible or assumed future results of operations, including, but not limited to, descriptions of our business strategy, and the benefits we expect to achieve from our working capital management initiative.. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, the impact of our substantial level of indebtedness, the impact of the novel Coronavirus (COVID-19) pandemic on our financial results and business, as well as those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, and any of our subsequent filings with the SEC. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
Unaudited	2020	2019
Net sales	$126,610	$149,527
Costs and expenses:
Cost of materials (exclusive of depreciation)	92,296	110,958
Warehouse, processing and delivery expense	18,036	20,277
Sales, general and administrative expense	16,214	16,502
Depreciation expense	2,076	2,121
Total costs and expenses	128,622	149,858
Operating loss	(2,012)	(331)
Interest expense, net	9,976	9,449
Other expense (income), net	196	(1,602)
Loss before income taxes	(12,184)	(8,178)
Income tax benefit	(1,143)	(175)
Net loss	$(11,041)	$(8,003)

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA:
	Three Months Ended
(Dollars in thousands)	March 31,
Unaudited	2020	2019
Net loss, as reported	$(11,041)	$(8,003)
Depreciation expense	2,076	2,121
Interest expense, net	9,976	9,449
Income tax benefit	(1,143)	(175)
EBITDA	(132)	3,392
Non-GAAP adjustments (a)	3,071	497
Adjusted EBITDA	$2,939	$3,889

(a) Refer to "Reconciliation of Reported Net Loss to Adjusted Non-GAAP Net Loss" table for additional details on these amounts.

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Reconciliation of Reported Net Loss to Adjusted Non-GAAP Net Loss:
	Three Months Ended
(Dollars in thousands)	March 31,
Unaudited	2020	2019
Net loss, as reported	$(11,041)	$(8,003)
Non-GAAP adjustments:
Noncash compensation expense	291	643
Foreign exchange loss (gain) on intercompany loan	2,043	(146)
Debt restructuring expenses	737	—
Non-GAAP adjustments to arrive at Adjusted EBITDA	3,071	497
Non-cash interest expense(a)	7,501	6,417
Total non-GAAP adjustments	10,572	6,914
Tax effect of adjustments	—	—
Adjusted non-GAAP net loss	$(469)	$(1,089)

(a) Non-cash interest expense for the three months ended March 31, 2020 includes interest paid in kind of $4,065 and amortization of debt discount of $3,436. Non-cash interest expense for the three months ended March 31, 2019 includes interest paid in kind of $3,852 and amortization of debt discount of $2,565.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,269	$6,433
Accounts receivable	83,554	74,697
Inventories	151,239	144,411
Prepaid expenses and other current assets	10,171	9,668
Income tax receivable	2,390	1,995
Total current assets	251,623	237,204
Goodwill and intangible assets	8,176	8,176
Prepaid pension cost	6,317	5,758
Deferred income taxes	1,484	1,534
Operating right-of-use assets	32,309	29,423
Other noncurrent assets	437	792
Property, plant and equipment:
Land	5,575	5,579
Buildings	20,801	20,950
Machinery and equipment	40,840	41,054
Property, plant and equipment, at cost	67,216	67,583
Accumulated depreciation	(21,282)	(20,144)
Property, plant and equipment, net	45,934	47,439
Total assets	$346,280	$330,326
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$59,361	$41,745
Accrued and other current liabilities	10,922	11,188
Operating lease liabilities	6,065	6,537
Income tax payable	497	573
Short-term borrowings	2,277	2,888
Current portion of finance leases	579	596
Total current liabilities	79,701	63,527
Long-term debt, less current portion	246,168	263,523
Deferred income taxes	3,619	3,775
Finance leases, less current portion	8,080	8,208
Other noncurrent liabilities	2,859	2,894
Pension and postretirement benefit obligations	6,658	6,709
Noncurrent operating lease liabilities	26,317	22,760
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value—200,000 Class A shares authorized with 74,079 shares issued and 73,911 shares outstanding at March 31, 2020, and 3,818 shares issued and 3,650 shares outstanding at December 31, 2019	741	38
Additional paid-in capital	86,670	61,461
Accumulated deficit	(99,782)	(88,741)
Accumulated other comprehensive loss	(14,297)	(13,374)
Treasury stock, at cost — 168 shares at March 31, 2020 and 168 shares at December 31, 2019	(454)	(454)
Total stockholders’ deficit	(27,122)	(41,070)
Total liabilities and stockholders’ deficit	$346,280	$330,326

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CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
(Dollars in thousands)	March 31,
Unaudited	2020	2019
Operating activities:
Net loss	$(11,041)	$(8,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,076	2,121
Amortization of deferred financing costs and debt discount	3,436	2,565
Noncash interest paid in kind	4,065	3,852
Unrealized foreign currency loss (gain)	2,063	(140)
Noncash rent expense	89	728
Deferred income taxes	(14)	(836)
Non-cash compensation expense	291	643
Changes in assets and liabilities:
Accounts receivable	(9,661)	(12,701)
Inventories	(7,928)	(3,810)
Prepaid expenses and other current assets	(430)	(142)
Other noncurrent assets	(166)	(111)
Prepaid pension costs	(534)	(189)
Accounts payable	17,792	11,088
Income tax payable and receivable	(475)	521
Accrued and other current liabilities	(204)	1,084
Pension and postretirement benefit obligations and other noncurrent liabilities	(86)	(67)
Net cash used in operating activities	(727)	(3,397)
Investing activities:
Capital expenditures	(683)	(764)
Proceeds from sale of property, plant and equipment	50	—
Net cash used in investing activities	(633)	(764)
Financing activities:
Proceeds from long-term debt including credit facilities	2,000	—
Repayments of long-term debt including credit facilities	(500)	—
Repayments of short-term borrowings, net	(563)	1,471
Principal paid on finance leases	(144)	(149)
Payments of debt restructuring costs	(1,474)	—
Net cash (used in) provided by financing activities	(681)	1,322
Effect of exchange rate changes on cash and cash equivalents	(123)	13
Net change in cash and cash equivalents	(2,164)	(2,826)
Cash and cash equivalents—beginning of year	6,433	8,668
Cash and cash equivalents—end of period	$4,269	$5,842

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LONG-TERM DEBT
(Dollars in thousands)	As of
	March 31, 2020	December 31, 2019

Floating rate Revolving A Credit Facility due February 28, 2022	$103,500	$102,000
12.00% Revolving B Credit Facility due February 28, 2022(a)	26,570	25,788
3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due August 31, 2024(b)	95,135	—
5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due August 31, 2022(c)	3,757	193,660
Total principal balance of long-term debt	228,962	321,448
Plus: derivative liability for embedded conversion feature(d)	38,962	—
Less: unvested restricted 3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due August 31, 2024	(228)	—
Less: unvested restricted 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due August 31, 2022	—	(323)
Less: unamortized discount	(21,273)	(57,313)
Less: unamortized debt issuance costs	(255)	(289)
Total long-term debt	246,168	263,523
Less: current portion of long-term debt	—	—
Total long-term portion	$246,168	$263,523

(a) Included in balance is interest paid in kind of $5,070 as of March 31, 2020 and $4,288 as of December 31, 2019.
(b) There was no interest paid in kind included in the balance as of March 31, 2020.
(c) Included in balance is interest paid in kind of $618 as of March 31, 2020 and $28,991 as of December 31, 2019.
(d) Upon the approval of the authorization of additional shares of the Company's common stock, which is expected to occur at its annual meeting scheduled for June 30, 2020, the derivative liability for the embedded conversion feature will be reclassified from a liability to equity.

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